Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	November 16, 2017
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL SIGNS PURCHASE AGREEMENT

WITH BD FOR DIVESTMENT ASSETS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care and endoscopy, announced today that it has signed an asset purchase agreement with BD (Becton, Dickinson and Company) to acquire certain assets which BD proposes to sell in connection with its proposed acquisition of C.R. Bard, Inc. (Bard).  Merit’s proposed asset acquisition is subject to the closing of BD’s proposed acquisition of Bard as well as other usual and customary closing conditions.

The assets to be acquired are soft tissue core needle biopsy products currently sold by BD under the trade names of Achieve™ Programmable Automatic Biopsy System, Temno™ Biopsy System and Tru-Cut™ Biopsy Needles.  Merit understands these products are currently sold worldwide through a combination of a direct sales force and distribution partners.

Additionally, Merit proposes to acquire the Aspira® Pleural Effusion Drainage Kits and the Aspira® Peritoneal Drainage System currently marketed by Bard. Merit understands these products are currently sold primarily in the United States.

The purchase price for the product lines and related assets to be acquired is $100 million, subject to adjustment for fluctuations in the value of transferred inventory. Merit intends to finance the acquisition at closing through borrowings which are currently available under its revolving credit facility. After giving effect to the proposed transaction, Merit anticipates its debt to adjusted EBITDA (as calculated in accordance with the terms of Merit’s existing credit agreement) will increase from approximately 2.20 to approximately 2.70.

This transaction is expected to create value for Merit’s shareholders and to be accretive to both GAAP and non-GAAP earnings in 2018, including the anticipated impact of incremental interest expense associated with financing the transaction. Merit’s management expects the acquisition to provide incremental annual revenues in the range of $42-48 million, adjusted gross margins for the subject product lines in the range of 60—70%, and, over a period of six to twelve months, to be accretive by 50—120 basis points to Merit’s adjusted gross margins. The transaction is also expected to expand operating margins and increase cash flow. Merit’s management expects the acquisition to provide $0.10—$0.19 in adjusted non-GAAP earnings per share accretion ($0.01 to $0.08 in GAAP earnings per share accretion) in fiscal year 2018.

“We believe this is a perfect fit for Merit,” said Merit’s Chairman and Chief Executive Officer Fred P. Lampropoulos. “These products are well established with an installed base and complement Merit’s CorVocet™ Full Core Biopsy System and our recently-acquired bone biopsy products.”

“There are also a number of markets in which Merit has direct representation that will be expanded to include the acquired products, as well as new markets which we plan to develop,”

Lampropoulos said. “In summary, we believe this transaction will provide complementary high-margin products, increased use of our existing facilities, market expansion opportunities, accretive margins, profits and our existing sales force utilization.”

ADVISORS

Piper Jaffray acted as lead financial advisor to Merit in connection with the negotiation of the purchase agreement. Baker & McKenzie provided legal counsel.  Merit anticipates that financing for the transaction will be provided through the lenders under its existing long-term credit facility: Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and U.S. Bank National Association.

CONFERENCE CALL

Merit will hold a conference call (conference ID 9377629) today, November 16, at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain, and 8:00 a.m. Pacific). The domestic telephone number is (844) 578-9672 and the international number is (508) 637-5656. A live webcast and slide deck will also be available at merit.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 290 individuals. Merit employs approximately 4,700 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; San Jose, California; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada; Melbourne, Australia; Tokyo, Japan; and Yishun, Singapore.

FORWARD-LOOKING STATEMENTS

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s forecasted plans, revenues, gross margin, operating margin, cash flow net income, financial results, facility utilization, sales efficiencies or expectations of closing the proposed acquisition described in this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the Securities and Exchange Commission.  Such risks and uncertainties include the following: the dependence of the proposed acquisition on the closing of a separate transaction to which Merit is not a party, and regulatory and other conditions to closing associated with that transaction; the possibility that conditions to the closing of the proposed transaction will not be satisfied; Merit’s potential inability to successfully manage the proposed acquisition and achieve anticipated financial results, facilities utilization and other anticipated benefits; uncertainties as to whether Merit will achieve sales, gross margin, cash flow and profitability results from the acquired assets which are comparable to the experience of BD and Bard; unknown costs and risks associated with the assets proposed to be acquired; governmental scrutiny and regulation of the medical device industry, including governmental inquiries, investigations and proceedings involving Merit or the assets proposed to be acquired; how the occurrence of any unanticipated event or cost in connection with the proposed transaction may affect Merit’s projected ability to comply with debt covenants;

infringement of acquired technology or the assertion that acquired technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; laws and regulations targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in governing regulations; changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States or other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform, in each case including acquired supplier relationships; the effects of fluctuations in exchange rates on projected financial results; development of new products and technology that could render Merit’s existing or acquired products obsolete; changes in healthcare policies or markets related to healthcare reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; price and product competition; availability of labor and materials; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2016 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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